UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GREEN BRICK PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

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2805 Dallas Parkway, Suite 400

Plano, TX 75093

April 22, 2015

Dear Green Brick Partners, Inc. Stockholder:

You are invited to attend our 2015 Annual Meeting of Stockholders, which will be held at 10:00 a.m. Central Time on May 28, 2015 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2014. I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2014.

We look forward to seeing you at the meeting.

Sincerely,

James R. Brickman

Chief Executive Officer and Director

2805 Dallas Parkway, Suite 400

Plano, TX 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 22, 2015

The 2015 Annual Meeting of Stockholders of Green Brick Partners, Inc. (the “Annual Meeting”) will be held at 10:00 a.m. Central Time on May 28, 2015 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093 for the following purposes:

1.	To elect seven directors to serve until the Company’s 2016 Annual Meeting of Stockholders;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2015; and

4.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on April 10, 2015 (the “Record Date”) are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015. This proxy statement and the Company’s 2014 Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors

Richard A. Costello Chief Financial Officer, Treasurer and Secretary

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GREEN BRICK PARTNERS, INC. PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors (the “Board”) of Green Brick Partners, Inc. (“Green Brick,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on May 28, 2015, beginning at 10:00 a.m., Central Time, at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of our common stock on or about April 24, 2015.

Who May Vote/Voting Rights

Stockholders of record of Green Brick’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on April 10, 2015 (the “Record Date”) are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the Record Date, 31,346,084 shares of Common Stock were outstanding. A holder of Common Stock is entitled to one vote for each share of Common Stock held on the Record Date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of Common Stock on the Record Date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

To ensure that your shares are represented and voted at the Annual Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Annual Meeting in person, using one of the following three methods:

•	Submit a Proxy via the Internet. Go to the web address www.proxyvote.com and follow the instructions for submitting a proxy via the Internet shown on the proxy card sent to you. You should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your Internet access providers and telephone companies, for which you will be responsible.

•	Submit a Proxy by Telephone. Dial 1-800-690-6903 and follow the instructions for submitting a proxy by telephone shown on the proxy card sent to you.

•	Submit a Proxy by Mail. If you do not wish to submit your proxy by the Internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you submit a proxy via the Internet or by telephone, please do not mail your proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate your identity and to allow you to submit a proxy for your shares for the matters before our stockholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.

Proxies submitted by telephone or via the Internet for the matters before our stockholders as described in this proxy statement must be received by 11:59 p.m., Eastern time, on May 27, 2015, or such later time as may be established by the Board.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

•	deliver a signed, written revocation letter, dated later than the proxy, to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Secretary;

•	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	vote again by telephone or on the Internet prior to the meeting; or

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•	attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Attending the Annual Meeting and Voting in Person

If you plan to attend the Annual Meeting and vote in person, you will be given a ballot at the Annual Meeting. Please note that admission to the Annual Meeting is limited to the Company’s stockholders as of the Record Date.

For stockholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the Annual Meeting. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our Record Date stockholder list.

For stockholders holding shares in “street name,” in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker, bank or other nominee or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the Record Date. Otherwise, you will not be permitted to attend the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee you must obtain and bring to the Annual Meeting a proxy card issued in your name from the broker, bank or other nominee to be able to vote at the Annual Meeting.

Costs of Solicitation

The cost of solicitation, if any, will be borne by Green Brick. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. Green Brick will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with Green Brick’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by Green Brick.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at the Annual Meeting of stockholders, in person or by proxy, representing a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of Common Stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees; (ii) “FOR” approval of the advisory vote on executive compensation; and (iii) “FOR” the ratification of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm for 2015. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

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Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1). The election of the seven director nominees to hold office until the 2016 annual meeting of stockholders and the due election and qualification of their respective successors, or such director nominee’s earlier death, removal or resignation, will be determined by a plurality vote of the shares present at the Annual Meeting, meaning the director nominee with the most affirmative votes for a particular slot is elected for that slot. Our certificate of incorporation does not permit stockholders to cumulate their votes. If you submit a properly executed proxy to the Company and the proxy indicates that you “WITHHELD” your vote for one or more of the director nominees, the shares subject to the proxy will not be voted for that director nominee or those director nominees and will be voted “FOR” the remaining director nominee(s), if any. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on the election of directors.

Advisory Vote on Executive Compensation (Proposal 2). The affirmative vote of holders of at least a majority of the shares of Common Stock issued, present and voting at the Annual Meeting with respect to this proposal is required to approve, on an advisory basis, the overall executive compensation policies and procedures employed by Green Brick for its named executive officers. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on Proposal 2. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on this proposal. While the outcome of the vote on this proposal will not be binding on the Board, the Board will review and consider the voting results when determining future executive compensation decisions.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2015 (Proposal 3). The affirmative vote of holders of at least a majority of the shares of Common Stock issued, present and voting at the Annual Meeting with respect to this proposal is required for the approval of this proposal. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on Proposal 3. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 3 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1 and 2 and will have no effect on the outcome of such proposals.

Reducing Duplicate Mailings

Because stockholders may hold shares of our Common Stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other Green Brick stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

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Explanatory Note

Green Brick Partners, Inc. (formerly named BioFuel Energy Corp.) was incorporated as a Delaware corporation on April 11, 2006, to invest solely in BioFuel Energy, LLC, a limited liability company organized on January 25, 2006, to build and operate ethanol production facilities in the Midwestern United States. On November 22, 2013, the Company disposed of its ethanol plants and all related assets. Following the disposition of these production facilities, we were a public shell company with no substantial operations.

On June 10, 2014, the Company entered into a definitive transaction agreement to acquire JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies (collectively “Builder Finance”), and JBGL Capital Companies (“Capital”), a combined group of commonly managed limited liability companies and partnerships (collectively with Builder Finance “JBGL”) with the owners of JBGL for $275 million, payable in cash and shares of our Common Stock (the “Transaction”). JBGL is a real estate operator involved in the purchase and development of land for residential use, construction lending and homebuilding operations. The Transaction was completed on October 27, 2014. Pursuant to the terms of the Transaction, we paid the $275 million purchase price with approximately $191.8 million in cash and the remainder in 11,108,500 shares of our Common Stock valued at approximately $7.49 per share.

The cash portion of the purchase price was funded from the proceeds of the $70 million rights offering conducted by the Company (the $70 million includes proceeds from purchases of shares of Common Stock by Greenlight Capital, Inc. and its affiliates (“Greenlight”) and Third Point LLC and its affiliates (“Third Point”) and $150 million of debt financing provided by Greenlight pursuant to a Loan Agreement, with the lenders from time to time party thereto and Greenlight APE, LLC, as administrative agent (the “Loan Agreement”).

As described above, at the time the Transaction was completed, BioFuel Energy Corp. was a non-operating public shell corporation with nominal assets and as a result of the Transaction the owners and management of JBGL gained effective operating control of the combined company.

As a result of the Transaction, Green Brick changed its business direction and is now in the real estate industry.

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PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that the number of directors will be fixed in the manner provided in the Amended and Restated Bylaws of the Company dated as of March 20, 2009 (the “Bylaws”). The Bylaws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by the Board. The Board currently has seven members. Directors are elected by plurality vote of the shares present at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors. Each director holds office until the due election and qualification of his or her successor, or until such director’s earlier death, removal or resignation.

The Board of Directors is currently comprised of seven members: four independent directors, and James R. Brickman, Chief Executive Officer, or CEO, of the Company, David Einhorn and Harry Brandler. Kathleen Olsen, Richard Press, John Farris and Elizabeth Blake currently serve as independent directors on the Board. An “independent director” means a director or director nominee who satisfies all standards for independence under the rules and regulations of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, or Nasdaq, listing standards. David Einhorn serves as our Chairman of the Board. Each of the Company’s current directors is seeking re-election at the Annual Meeting. Information about the nominees is set forth in “Part Three — Proposals to be Voted on at the Annual Meeting —Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Under Nasdaq listing standards, independent directors are required to constitute a majority of the Board. Our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq listing standards and the applicable SEC rules and regulations: Elizabeth Blake, John Farris, Kathleen Olsen and Richard Press.

In making its determination regarding the independence of Ms. Olsen and Mr. Press, the Board considered that each of these individuals has invested in limited partnership interests in funds managed by Greenlight Capital Inc. or its affiliates. We refer to these funds as the Greenlight Funds. However, because none of these directors has received any compensation from the Greenlight Funds, the Board has determined that such interests would not interfere with the exercise of independent judgment in carrying out the responsibilities of such directors.

In making its determination regarding the independence of Mr. Farris, the Board considered that Mr. Farris has co-invested in a business venture with the son of our CEO, Mr. Brickman. However, because Mr. Farris has not received any compensation from this venture and the venture does not have any business relationship with the Company, the Board has determined that Mr. Farris’ co-investment in the venture with the son of our CEO would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

Board Meetings

The Board held nine (9) meetings during 2014. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served. After the completion of the Transaction, the directors held various informal discussions and meetings to discuss the business of the Company.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend Board meetings and meetings of committees on which they serve. Director attendance is not required at Annual Stockholder Meetings. One (1) member of the Board attended the 2014 annual meeting of stockholders.

Board Leadership Structure

The positions of Chairman and CEO are held by two different individuals. David Einhorn serves as the Company’s Chairman and James R. Brickman serves as the Company’s CEO. Separating these positions allows our CEO to focus on our day-to-day business and operations, while allowing our Chairman to lead the Board in its fundamental role of providing advice to and oversight of

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management. The Chairman provides leadership to our Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas, in consultation with the CEO, and the other officers and directors, facilitates communications among and information flow to directors, has the power to call special meetings of our Board of Directors and stockholders and presides at meetings of our Board of Directors and stockholders. The Chairman also advises and counsels our CEO and other officers. Pursuant to our Corporate Governance Guidelines, the non-employee directors and independent directors meet in executive session, without management present, at each of the regularly scheduled meetings of the Board, and at such other times as may be determined by a majority of the independent directors. In addition, at least once a year, only independent, non-employee Directors shall meet in executive session. The Company does not currently have a lead independent director.

Board’s Role in Risk Oversight

The Board of Directors is responsible for providing oversight of risk management functions, including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board of Directors meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis management meets directly with the Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, and legal settlements to the extent applicable, and approves the annual budget. Key finance and accounting management meet directly with the Board to provide an update on our financial results.

The Board of Directors delegates responsibility for overseeing certain financial risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding the Company’s financial risk assessment and risk management policies. The Audit Committee regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Board Committees — Audit Committee” in this proxy statement.

Board Committees

The Audit Committee, Compensation Committee and Governance and Nominating Committee have been established by the Board in order to comply with the applicable rules and regulations of the SEC and the Nasdaq Listing Rules. The directors appointed to each of the committees are as follows:

Audit Committee

Kathleen Olsen*

John Farris

Richard Press

Compensation Committee

Richard Press*

Kathleen Olsen

Elizabeth Blake

Governance and Nominating Committee

Elizabeth Blake*

Kathleen Olsen

John Farris

* Committee Chair

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Audit Committee

Each member of our Audit Committee has been determined by the Board to be an independent director according to the rules and regulations of the SEC and the Nasdaq Listing Rules, and Ms. Olsen has been determined by the Board to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. The Audit Committee has responsibility for, among other things:

•	retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible non-audit services provided by the independent registered public accounting firm;

•	receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems and management’s response;

•	discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	periodically meeting separately with management, internal auditors and the independent registered public accounting firm;

•	establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;

•	approving and recommending to the Board the hiring of any employees or former employees of the independent registered public accounting firm;

•	retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and

•	reporting regularly to the full Board with respect to any issues raised by the foregoing.

The Audit Committee held five (5) meetings in 2014. The Board has adopted a written charter for the Audit Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance — Board’s Role in Risk Oversight” in this proxy statement.

 Compensation Committee

The Compensation Committee has responsibility for, among other things:

•	reviewing key employee compensation policies, plans and programs;

•	reviewing and approving the compensation of the Chief Executive Officer and other executive officers of the Company and its subsidiaries;

•	reviewing and approving any employment contracts or similar arrangements between the Company and any executive officer of the Company;

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•	reviewing and consulting with the Chairman and Chief Executive Officer of the Company concerning performance of individual executives and related matters; and

•	administering the Company’s stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board with respect to the plans.

The Compensation Committee held one (1) meeting in 2014. The Board has adopted a written charter for the Compensation Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

Governance and Nominating Committee

The Governance and Nominating Committee has responsibility for, among other things:

•	recommending to the Board proposed nominees for election to the Board by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings; and

•	making recommendations to the Board regarding corporate governance matters and practices.

The Governance and Nominating Committee held one (1) meeting in 2014. The Board has adopted a written charter for the Governance and Nominating Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of our Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the Compensation Committee.

Communications with the Board

Stockholders or other interested parties may communicate with one or more members of the Company’s Board by writing to the Board or a specific director at:

Board of Directors (or specific director)

Green Brick Partners, Inc.

2805 Dallas Parkway, Suite 400

Plano, TX 75093

Communications addressed to individual Board members will be forwarded by the Corporate Secretary to the individual addressee. Any communications addressed to the Board will be forwarded by the Secretary to the Chairman of the Board.

Stockholder Recommendations for Director Candidates and Director Qualifications

Directors are nominated by the Governance and Nominating Committee of the Board, or by the entire Board acting as such. Stockholders can suggest qualified candidates for director by giving written notice to our Secretary at Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In considering any candidate proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the Board’s established criteria. The Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance and Nominating Committee.

Although there are no minimum qualifications for nominees, the charter of the Governance and Nominating Committee requires that the Governance and Nominating Committee select nominees to become directors based on an assessment of the fulfillment of necessary independence requirements for the composition of the Board; the highest ethical standards and integrity; a willingness to act on and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; and individual backgrounds that provide a diverse portfolio of experience and knowledge commensurate with the Company’s needs. Although no formal policy exists, the Governance and Nominating Committee seeks to

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promote through the nomination process an appropriate diversity of experience, expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2016 annual meeting of stockholders, see the section entitled “Part Four — Other Important Information — Stockholder Proposals for the 2016 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines. Our Board has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and the Nasdaq Listing Rules, to govern the responsibilities and requirements of the Board. The Guidelines are available in the Governance section of our website at www.greenbrickpartners.com.

Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics that applies to our directors and to all of our employees, including the Chief Executive Officer and the Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our website at www.greenbrickpartners.com. Any waivers of, or amendments to, our Code of Business Conduct and Ethics will be posted on our website and reported as required by the SEC.

PART THREE

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2016 annual meeting of stockholders: David Einhorn, James R. Brickman, Harry Brandler, Kathleen Olsen, Richard Press, John Farris and Elizabeth Blake. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until the next annual meeting of stockholders and the due election and qualification of their respective successors, or such nominee’s earlier death, removal or resignation. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the Governance and Nominating Committee considered the criteria described in “Part Two — Board of Directors and Governance — Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Governance and Nominating Committee to determine that they should serve as directors of the Company.

David Einhorn — Mr. Einhorn, age 46, has been one of our directors since May 2006. Since 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., one of our principal stockholders and an investment management company he co-founded. Mr. Einhorn serves as Chairman of Greenlight Capital Re, Ltd. Mr. Einhorn received a Bachelor of Arts degree in Government from Cornell University. Mr. Einhorn provides the Board with crucial investment expertise and business experience.

James R. Brickman — Mr. Brickman, age 63, has been one of our directors since October 2014, was the founding manager and advisor of each of JBGL Capital LP since 2008 and JBGL Builder Finance LLC since 2010, and is our Chief Executive Officer. Prior to forming JBGL in 2008, Mr. Brickman was a manager of various joint ventures and limited partnerships that developed/built low and high rise office buildings, multifamily and condominium homes, single family homes, entitled land, and supervised a property management company. He previously also served as Chairman and CEO of Princeton Homes Ltd. and Princeton Realty Corporation that developed land, constructed single family custom homes, and managed apartments it built. Mr. Brickman has over 37 years’ experience in nearly all phases of real estate construction, development, and real estate finance property management. He received a B.B.A. and M.B.A. from Southern Methodist University. Mr. Brickman brings to the Board substantial experience in residential land development, the homebuilding industry and management, as well as intimate knowledge of JBGL’s business and operations.

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Harry Brandler — Mr. Brandler, age 43, has been one of our directors since October 2014. Since December 2001, Mr. Brandler has served as the Chief Financial Officer of Greenlight Capital, Inc. Prior to joining Greenlight Capital, Inc., from 2000 to 2001, Mr. Brandler served as Chief Financial Officer of Wheatley Partners, a venture capital firm, where he oversaw the firm’s back office operations and restructured the firm’s marketing, client relations and technology. From 1996 to 2000, Mr. Brandler served as a Manager at Goldstein, Golub & Kessler, where he provided audit, tax and consulting services to investment partnerships and other financial organizations and where he was promoted to Manager in January 1999. Mr. Brandler received a B.S. in Accounting from New York University in 1993. Mr. Brandler was admitted as a Certified Public Accountant in New York in 1996. Mr. Brandler brings to the Board his substantial knowledge and experience in the areas of finance, accounting and management.

Kathleen Olsen — Ms. Olsen, age 43, has been one of our directors since October 2014. Since 2011, Ms. Olsen has been a private investor. From 1999 through 2011, Ms. Olsen served as Chief Financial Officer of Eminence Capital, LLC, a long/short global equity fund. From 1993 to 1999, Ms. Olsen served as audit manager, specializing in investment partnerships, at Anchin, Block & Anchin LLP, a public accounting firm located in New York City. Ms. Olsen received a Bachelor of Science degree with honors from the State University of New York at Albany. Ms. Olsen is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants. Ms. Olsen has extensive knowledge of accounting and a background in finance which enables her to make valuable and important contributions to the Board.

Richard Press — Mr. Press, age 76, has been one of our directors since October 2014. Before retiring, Mr. Press was a Senior Vice President at Wellington Management from 1994 to 2006, where he started and built the firm’s insurance asset management practice. Prior to that, Mr. Press was a Senior Vice President of Stein Roe & Farnham from 1982 to 1994 and Scudder Stevens and Clark from 1964 to 1982. Mr. Press sits on various committees of the Controlled Risk Insurance Company and the Risk Management Foundation since 2006; has been a board member of Millwall Holdings PLC and Millwall Football Club, London since 2010; and has served as a member of the Board of Overseers of Beth Israel Deaconess Medical Center (Boston) since 2007. Previously he served as a board member of the Housing Authority Insurance Group from 2008 to December 2014; and served as a board member and chairman of each of Transatlantic Holdings (NYSE: TRH) from August 2006 to March 2012 and Pomeroy IT Solutions (NASDAQ: PMRY) from July 2007 to November 2009. He was a founding member of the Board of Governors and the Advisory Board of the National Pediatric Multiple Sclerosis Center, Stony Brook University and Medical School, New York (2001 – 2013). Mr. Press earned a B.A. from Brown University in 1960; and after serving in the US Army, he received his M.B.A. from Harvard Business School in 1964. Mr. Press brings to the Board his unique perspective as a result of his extensive background in finance and experience from his prior services as a director of public companies.

John R. Farris — Mr. Farris, age 42, has been one of our directors since October 2014. Since 2007, Mr. Farris has been the founder and President of Commonwealth Economics, LLC. Prior to forming Commonwealth Economics, LLC, from 2006 to 2007, Mr. Farris served as Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. From 2008 to 2012, Mr. Farris served as an adjunct Professor of Economics and Finance at Centre College in Danville, Kentucky. Mr. Farris previous worked at the Center for Economics Research at the Research Triangle Institute, the World Bank and the International Finance Corporation. He currently sits on the board of directors for Farmers Capital Bank Corporation (NASDAQ: FFKT). Mr. Farris received a B.S. from Centre College in 1995 and a M.P.A. from Princeton University in 1999. Mr. Farris brings to the Board a wealth of knowledge and experience in economics and finance.

Elizabeth K. Blake — Ms. Blake, age 63, has been one of our directors since September 2007. Before retiring, Ms. Blake served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc. from 2006 to 2014. Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake received a Bachelor of Arts degree with honors from Smith College and her Juris Doctor from Columbia Law School, where she was a Harlan Fiske Stone Scholar. Ms. Blake was awarded an Honorary Doctorate of Technical Letters by Cincinnati Technical College and an Honorary Doctorate of Letters from the College of Mt. St. Joseph. From 1982 to 1984, she was an associate with Frost & Jacobs, a law firm in Cincinnati, Ohio and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents. Ms. Blake provides the Board with extensive executive, managerial and leadership experience. Additionally, Ms. Blake’s leadership experience with Habitat for Humanity International Inc. and knowledge of the homebuilding industry makes her a valuable member of the Board.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to herein as the Dodd-Frank Act and with Section 14A of the Exchange Act, the Board is providing stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement. Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures.”

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses our compensation policies and procedures, including our compensation philosophy, and to refer to the related executive compensation tables and accompanying disclosures. Our executive compensation programs play a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and deliver strategic and financial results. We have designed our executive compensation programs utilizing a pay-for-performance philosophy and primarily compensate our named executive officers through a combination of base salary, short-term incentives, in the form of discretionary annual cash bonuses, and long-term incentives, in the form of equity-based compensation. We are also committed to containing the cost of the executive compensation program to a level the Compensation Committee believes is reasonable and appropriate. We believe our executive compensation programs are structured in the best manner possible to support us and our business objectives.

While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee of our Board has selected Grant Thornton LLP, or Grant Thornton, as the independent registered public accounting firm to audit Green Brick’s books and accounts for the fiscal year ending December 31, 2015, subject to ratification by the stockholders. Grant Thornton LLP was first appointed to serve as the independent registered public accounting firm of the Company in 2007 and is considered by the Audit Committee and the management of the Company to be well qualified. Representatives of Grant Thornton are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Green Brick and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by Grant Thornton for fiscal years 2014 and 2013, including related expenses, are as follows (in thousands):

	2014	2013
Audit fees (1)	$1,041,781	$200,000
Audit-related fees	$—	$—
Tax fees (2)	$134,500	$9,540
All other fees (3)	$—	$19,950
Total fees	$1,176,281	$229,490

(1)	Audit fees for 2014 include professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements and audit of the subsidiaries and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, of which $313,869 relates to the fees incurred after completion of the Transaction. Audit fees for 2013 include professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements and audit of the subsidiaries and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.
(2)	Tax fees for 2014 include fees billed for professional services rendered for tax compliance, tax advice and tax planning, of which $117,500 relates to the fees incurred after completion of the Transaction. Tax fees for 2013 included professional services related to the preparation of the Nebraska property tax return for the Company’s former Wood River plant
(3)	All other fees for 2013 include professional services related to an agreed upon procedures report as required by the EPA.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 3.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors at the end of 2014: Kathleen Olsen (Chair), John Farris and Richard Press. All of the members of the Audit Committee are independent within the meaning of the Nasdaq listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Governance section of our website at www.greenbrickpartners.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces Green Brick’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for Green Brick’s internal controls and the financial reporting process. Green Brick’s independent registered public accounting firm is responsible for performing an independent audit of Green Brick’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on Green Brick’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed Green Brick’s audited financial statements for fiscal 2014 and met and held discussions with management and the independent registered public accounting firm, Grant Thornton. Management represented to the Audit Committee, and Grant Thornton concurred, that Green Brick’s consolidated financial statements for fiscal 2014 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Grant Thornton. The Audit Committee discussed with Grant Thornton matters required to be discussed by Auditing Standard No. 16, which superseded Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

Grant Thornton also provided to the Audit Committee its letter required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Grant Thornton the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2014 Form 10-K filed with the SEC.

Respectfully submitted, Kathleen Olsen (Chair) John Farris Richard Press

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PART FOUR

OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of Green Brick’s Common Stock as of April 10, 2015, by:

•	each person who is known by the Company to beneficially own 5% or more of any class of the outstanding shares of Common Stock;

•	each member of the Board who beneficially owns any class of shares of the Common Stock;

•	each of the Company’s named executive officers; and

•	all members of the Board and the Company’s executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to the Company’s knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. At the close of business on April 10, 2015, there were 31,346,084 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. The percentage of voting shares outstanding was determined based on 31,346,084 shares outstanding on April 10, 2015.

Beneficial Owner	Number of Shares of Common Stock	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Greenlight Capital, Inc. and its affiliates(1) 2 Grand Central Tower 140 East 45th Street, 24th floor New York, NY 10017	15,650,727	15,650,727	49.9%
Third Point Funds(2) 390 Park Avenue, 18th floor New York, NY 10022	5,370,369	5,370,369	17.1%
James R. Brickman	1,479,506	1,666,442	5.3%
John Jason Corley	—	—	—
Jed Dolson	—	—	—
Jason Hibbs	—	—	—
Scott H. Pearce	95,780	95,780	*
Kelly G. Maguire	22,688	22,688	*
David Einhorn (3)	8,922	8,922	*
Harry Brandler	—	—	—
Kathleen Olsen	—	—	—
Richard Press	—	—	—
John R. Farris	—	—	—
Elizabeth K. Blake	21,315	21,315	*
All Directors and Executive Officers as a group, 10 persons (4)	17,151,548	17,338,484	55.3%

*	less than 1%

(1)	Greenlight Capital, Inc. is the investment manager for Greenlight Capital Qualified, L.P., Greenlight Capital, L.P. and Greenlight Capital Offshore Partners, and as such has voting and dispositive power over 3,722,010 shares of Common Stock held by

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Greenlight Capital Qualified, L.P., 837,136 shares of Common Stock held by Greenlight Capital, L.P., and 6,590,355 shares of Common Stock held by Greenlight Capital Offshore Partners. DME Advisors, LP (“DME Advisors”) is the investment manager for Greenlight Reinsurance, Ltd., and as such has voting and dispositive power over 2,248,337 shares of Common Stock held by Greenlight Reinsurance, Ltd. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital (Gold), LP, and Greenlight Capital Offshore Master (Gold), Ltd., and as such has voting and dispositive power over 1,129,356 shares of Common Stock held by Greenlight Capital (Gold), LP and 1,114,611 shares of Common Stock held by Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 4,492,304 shares of Common Stock. David Einhorn, one of our directors, is the principal of Greenlight Capital, Inc., DME Advisors, DME Management and DME GP, and as such has voting and dispositive power over 15,650,727 shares of Common Stock held by these affiliates of Greenlight Capital, Inc. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. Also includes 8,922 shares held by Mr. Einhorn.
(2)	Includes 5,242,124 shares held of record by Third Point Offshore Master Fund LP, Third Point Partners LP, Third Point Partners Qualified LP, Third Point Ultra Master Fund LP and Third Point Reinsurance Company Ltd., which are investment funds managed by Third Point LLC, and 128,245 shares held by Daniel S. Loeb, who has the power to vote and dispose of the shares held by him and the investment funds managed by Third Point LLC.
(3)	See Note 1.
(4)	Includes shares held by Greenlight Capital, Inc., and its affiliates described in Note 1, which are controlled by one of our directors, David Einhorn.

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EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the policies and objectives underlying the Company’s compensation program for its named executive officers, who are identified in the table below (collectively, the “NEOs”), during 2014. In connection with the consummation of the Transaction, the Company’s executive compensation program was redesigned in 2014 as a result of the changes in the composition of the Company’s senior management. Accordingly, this section addresses and analyzes each element of the Company’s compensation program for the portion of 2014 following the consummation of the Transaction as it relates to the Company’s current NEOs, including certain modifications that were made to the Company’s overall executive compensation program in connection with the consummation of the Transaction. This section also presents a series of tables containing specific information about the compensation awarded to, earned by or paid to the Company’s NEOs.

For the year ended December 31, 2014, the Company’s NEOs were:

Named Executive Officers	Title
James R. Brickman	Chief Executive Officer
John Jason Corley	Chief Operating Officer, JBGL Builder Finance LLC
Jed Dolson	Head of Land Acquisition and Development
Scott H. Pearce	Former President, Chief Executive Officer and Director
Kelly G. Maguire	Former Executive Vice President and Chief Financial Officer
Jason Hibbs	Former Chief Financial Officer
Todd R. Gander	Former Vice President – Strategy and Business Development
Mark L. Zoeller	Former Vice President – General Counsel and Corporate Secretary

Mr. Brickman is an NEO based on his position as the Company’s Chief Executive Officer and Messrs. Corley and Dolson are NEOs by reason of being the Company’s two most highly compensated executive officers other than its Chief Executive Officer who were serving as executive officers as of December 31, 2014. Messrs. Pearce, Maguire and Hibbs are NEOs based on their roles with the Company as Chief Executive Officer or Chief Financial Officer, as applicable, during 2014. Messrs. Gander and Zoeller are included as NEOs based on the amount of compensation received during 2014, which would have made each of them one of the Company’s most highly compensated executive officers but for the fact that they were not employed with the Company as of December 31, 2014.

In connection with the consummation of the Transaction on October 27, 2014, Mr. Pearce resigned from his positions as President, Chief Executive Officer and Director, Mr. Maguire resigned from his positions as Executive Vice President and Chief Financial Officer, Mr. Gander resigned from his positions as Vice President — Strategy and Business Development and Mr. Zoeller resigned from his positions as Vice President — General Counsel and Corporate Secretary. On October 30, 2014, Mr. Hibbs resigned as Chief Financial Officer of the Company, effective that day.

Effective October 31, 2014, Mr. Corley was appointed as Chief Financial Officer of the Company on an interim basis. Mr. Corley served in such interim position until April 2, 2015, on which date Richard A. Costello was appointed as Chief Financial Officer of the Company.

Executive Summary

The Company believes that its success in achieving strategic objectives will depend in large part on its ability to attract and retain exceptional executive talent and to align the interests of all executives with investor success. The Company has established an approach to executive remuneration that it believes will help achieve these objectives.

In determining aggregate compensation levels for the NEOs, the Company uses the following approach:

•	providing cash compensation opportunities to executive officers that, in the aggregate, reflect general industry practice;

•	rewarding superior overall Company and individual performance using discretionary cash bonuses when appropriate; and

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•	allowing individual pay levels to vary considerably with individual executive responsibilities, capabilities and performance.

In connection with the consummation of the Transaction, each of Messrs. Brickman, Corley and Dolson entered into an employment agreement with the Company, as further described below. Each of these NEO’s employment agreement sets forth the primary components of his compensation.

In connection with Richard A. Costello’s commencement of employment with the Company effective January 15, 2015, Mr. Costello entered into an employment agreement with the Company, as further described below.

Executive Compensation Philosophy and Objectives

The intent of the Company’s executive compensation philosophy is to ensure that the total compensation paid to its executive officers, including the Company’s NEOs, is fair, reasonable and competitive.

The philosophy behind the Company’s executive compensation program has been to:

•	Support an environment that rewards performance and value creation for the Company’s investors; and

•	Integrate its incentive compensation program with the Company’s short-and long-term success.

Compensation for the Company’s NEOs has been designed to provide rewards commensurate with each of the Company’s NEO’s contribution. The Company’s executive compensation strategy has been designed to:

•	Attract and retain highly qualified executives;

•	Provide executives with compensation that is competitive within the industry in which it operates;

•	Establish compensation packages that take into consideration the executive’s role, qualifications, experience, responsibilities, leadership potential, individual goals and performance; and

•	Align executive compensation to support the Company’s objectives.

Role of Executive Officers in Compensation Decisions

Historically, as a private company, JBGL’s executive compensation program has been administered by its Chief Executive Officer, who also served as JBGL’s sole manager. In connection with the consummation of the Transaction and the integration of JBGL with the Company, the Compensation Committee became responsible for reviewing and approving executive salaries, incentive arrangements, and goals and objectives relevant to the performance of the Company’s NEOs. Furthermore, the Compensation Committee is also responsible for overseeing all other aspects of executive compensation including executive benefits and perquisites, post-employment benefits and employment agreements. In addition, no less than annually, the Compensation Committee appraises the performance of the Company’s NEOs in light of these goals and objectives and set compensation levels based on this evaluation.

The Company’s Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation for the Company’s NEOs other than the Chief Executive Officer. However, the Compensation Committee has final approval over all compensation decisions for all NEOs. The Chief Executive Officer is not permitted to attend the portion of any meetings of the Compensation Committee at which the Chief Executive Officer’s performance or compensation is discussed, unless specifically invited by the Compensation Committee.

Use of Consultants

To date, the Company has not retained or otherwise used the services of a compensation consultant. The Compensation Committee may engage a compensation consultant in the future as it deems appropriate and necessary.

Elements of the Company’s Executive Compensation Program

The primary elements of the Company’s executive compensation program for the current NEOs for the year ended December 31, 2014 were:

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•	advisory fees in lieu of a base salary for Mr. Brickman for the portion of 2014 prior to the consummation of the Transaction;

•	base salaries, including for Mr. Brickman following the consummation of the Transaction;

•	discretionary cash bonuses;

•	equity-based compensation; and

•	limited perquisites and other personal benefits.

Further specifics with regard to each element of compensation are discussed in the sections below.

Advisory Fees

Mr. Brickman, the Company’s Chief Executive Officer, was compensated under two advisory agreements for the portion of 2014 prior to the consummation of the Transaction, one pertaining to JBGL Capital, LP and another pertaining to JBGL Builder Finance LLC. Other than the compensation provided to Mr. Brickman under these agreements, Mr. Brickman did not receive any other compensation from JBGL in 2014 prior to the consummation of the Transaction. In connection with the consummation of the Transaction, these advisory agreements were terminated and Mr. Brickman’s compensation became governed by the terms of his employment agreement, as further described below.

Base Salary

During 2014, the Company paid the NEOs a base salary as fixed compensation for their time, efforts and commitments throughout the year. Base salary ranges for these NEOs were determined for each executive based on position and scope of responsibility. Salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. The Company considered, among other performance standards, the NEO’s contributions in assisting the Company in meeting its financial targets, improving operational efficiencies, creating and executing a clear strategy, and leading and overseeing significant company driven projects.

In connection with the consummation of the Transaction, the initial base salary for each of these NEOs was set in an employment agreement with the Company. As described above, in connection with the consummation of the Transaction, Mr. Brickman’s advisory agreements were terminated and Mr. Brickman received a base salary from the Company for the portion of 2014 following the consummation of the Transaction.

The 2014 base salary for each of the Company’s current NEOs, as set forth in the NEOs’ employment agreements, are shown in the table below:

Named Executive Officer	2014 Base Salary ($)
James R. Brickman	1,400,000
John Jason Corley	300,000
Jed Dolson	300,000

Discretionary Cash Bonus

The Company’s executives are eligible to receive discretionary cash bonuses on a case by case basis in order to reward exceptional performance. The discretionary cash bonus gives the Company the flexibility to take into consideration the different quantitative and qualitative measures over the fiscal year in determining the eligible executive’s bonus. In determining discretionary bonus amounts, the Company may consider a combination of factors, including overall Company and individual performance. The annual discretionary bonus is payable at the sole discretion of the Compensation Committee.

Each of Messrs. Brickman, Corley and Dolson is subject to an employment agreement, which sets forth each NEO’s target bonus as reflected in the following table.

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Named Executive Officer	2014 Target Bonus (% of Base Salary)	2014 Target Bonus ($)
James R. Brickman	100%	1,400,00	0
John Jason Corley	100%	300,000
Jed Dolson	100%	300,000

In March 2015, the Compensation Committee approved 2014 discretionary cash bonuses for Messrs. Brickman, Corley and Dolson as reflected in the table below.

Named Executive Officer	2014 Actual Bonus ($)
James R. Brickman	233,333
John Jason Corley	300,000
Jed Dolson	300,000

In determining to award discretionary cash bonuses to Messrs. Brickman, Corley and Dolson for 2014, the Compensation Committee considered the Company’s and the NEOs’ achievements in 2014, including the successful completion of the Transaction, JBGL’s transition to a public company and the Company’s financial performance during 2014.

Equity-Based Compensation

Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan

In connection with the consummation of the Transaction, the Company adopted the Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan (the “2014 Equity Plan”), pursuant to which employees of the Company, including the NEOs, will be eligible to receive equity-based compensation awards. A description of the 2014 Equity Plan is included below immediately the Grants of Plan-Based Awards table.

James R. Brickman Stock Options

In connection with the consummation of the Transaction on October 27, 2014, the Company entered into a stock option agreement with Mr. Brickman, pursuant to which Mr. Brickman received a one-time award of stock options to purchase 500,000 shares of the Company’s common stock. The stock option has a per share exercise price equal to $7.4861, which is based on the weighted average price of the Company’s common stock for the five trading days immediately prior to the date of grant. Subject to Mr. Brickman’s continued employment, the stock option will vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant. In the event that Mr. Brickman’s employment is terminated by the Company without cause, any unvested portion of the stock option will vest and become exercisable as of the date of such termination. The stock options granted to Mr. Brickman were not granted under the 2014 Equity Plan but are subject to the terms of the 2014 Equity Plan and the stock option agreement.

Profits Interests

Pursuant to the Second Amended and Restated Limited Liability Company Agreement of JBGL Builder Finance LLC and related accession agreements, in 2013 Messrs. Corley and Dolson each received equity-based compensation in the form of Class B membership interests of JBGL Builder Finance LLC, which are intended to be profits interests (“Profits Interests”). The Profits Interests represent the right of the holder to share in distributions from JBGL Builder Finance LLC after investors therein have received certain returns on their investment.

The Profits Interests granted to Mr. Corley vest in five substantially equal installments on December 31, 2013 and each of the next four anniversaries thereof, subject to his continued employment with JBGL. The Profits Interests granted to Mr. Dolson vest

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in five substantially equal installments on December 31, 2014 and each of the next four anniversaries thereof, subject to his continued employment with JBGL.

In connection with the consummation of the Transaction, the Profits Interests were canceled and Messrs. Corley and Dolson have no further rights in respect thereof. In exchange for the cancellation of the Profits Interests, each of Messrs. Corley and Dolson became entitled to receive a one-time award of $1,250,000, payable in a combination of cash and shares of Common Stock, which award will vest in four substantially equal installments on the date the Transaction was consummated and each of the next three anniversaries thereof, subject to each NEO’s continued employment with the Company. Going forward, the Compensation Committee anticipates that any equity-based compensation issued to the Company’s executives, including its NEOs, will be granted pursuant to the 2014 Equity Plan.

Employment Agreements

In connection with the consummation of the Transaction, the Company entered into an employment agreement with each of Messrs. Brickman, Corley and Dolson, as described below immediately following the Grants of Plan-Based Awards table.

Limited Perquisites and Other Personal Benefits

The Company’s NEOs participate in the same benefit programs as the rest of its general employee population. These benefits include health insurance coverage, short-and long-term disability insurance, and life insurance, among others. In addition, the Company’s senior executives, including the NEOs, are eligible for certain perquisites, which do not constitute a significant portion of their total compensation package. In 2014, these additional perquisites included a $850 monthly car allowance and cell phone allowance for Mr. Dolson.

2015 Compensation Actions

In connection with Mr. Costello’s commencement of employment with the Company effective January 15, 2015, Mr. Costello entered into an employment agreement with the Company (the “Costello Employment Agreement”). The initial term of the Costello Employment Agreement is three years. Mr. Costello’s annual base salary is $300,000 and he will be eligible to receive an annual bonus with a target award equal to 100% of his base salary contingent upon the achievement of performance goals, such as EBITDA targets, approved by the Board of Directors of the Company. In the event that Mr. Costello’s employment is terminated by the Company without Cause (as defined in the Costello Employment Agreement) or Mr. Costello’s resignation for Good Reason (as defined in the Costello Employment Agreement), subject to Mr. Costello’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Costello with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus for the year preceding the year of termination. Mr. Costello will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Costello will be subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits the deduction for a publicly held corporation for otherwise deductible compensation to any “covered employee” to $1,000,000 per year. This limit does not apply to “performance-based compensation” within the meaning of Section 162(m). In general, it is intended that compensation payable to the Company’s NEOs will be structured to comply with Section 162(m). However, in order to attract and retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not otherwise be deductible under Section 162(m).

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section above, and based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

Richard Press (Chair)

Kathleen Olsen

Elizabeth Blake

Summary Compensation Table

The following table summarizes the total compensation of each of the Company’s NEOs for services rendered during the Company’s fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
James R. Brickman, Chief Executive Officer	2014	233,333	233,333	—	1,441,000	—	1,280,577	3,188,243
	2013	—	—	—	—	—	1,318,736	1,318,736

John Jason Corley, Chief Operating Officer, JBGL Builder Finance LLC	2014	216,667	300,000	0	—	—	318,990	835,657
	2013	194,014	300,000	0	—	—	—	494,014

Jed Dolson, Head of Land Acquisition and Development	2014	250,000	300,000	0	—	—	329,013	879,013
	2013	120,000	—	0	—	—	491,700	611,700

Scott H. Pearce, Former President, Chief Executive Officer	2014	250,104					1,380,534	1,630,638
and Director	2013	380,000					32,064	412,064
	2012	375,577		310,050			32,467	718,094

Kelly G. Maguire, Former Executive Vice President and Chief	2014	249,000					679,185	928,185
Financial Officer	2013	260,000					8,901	268,901
	2012	258,077		175,500			13,272	446,849

Jason Hibbs, Former Chief Financial Officer	2014	92,500						92,500

Todd R. Gander, Former Vice President – Strategy and Business Development	2014	169,231					419,675	588,906

Mark L. Zoeller, Former Vice President – General Counsel and Corporate Secretary	2014	192,521					451,188	643,709

(1)	Mr. Brickman’s base salary was pro-rated for 2014 based on the fact that he did not receive a base salary from the Company prior to the consummation of the Transaction on October 27, 2014.
(2)	Reflects discretionary cash bonuses payable to Messrs. Brickman, Corley and Dolson in respect of 2014, as described above.
(3)	The amounts in this column represent the aggregate grant date fair value of the stock options issued to Mr. Brickman in accordance with FASB ASC Topic 718.
(4)	The table below includes items of All Other Compensation paid to the NEOs in 2014.

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     All Other Compensation

Name	Medical, Dental and Vision Insurance Premiums	401(k) Employer Match	Relocation Expenses	Severance (5)	Life Insurance Premiums	Car and Cell Phone Allowance	Short- and Long-term Disability Premiums	Profits Interests Cancellation Award(6)	Advisory Agreements (7)	Total
James R. Brickman	$13,534				$390		$1,028		$1,265,625	$1,280,577
John Jason Corley	$4,899				$675		$916	$312,500		$318,990
Jed Dolson	$4,899				$386	$10,200	$1,028	$312,500		$329,013
Scott H. Pearce	$15,012	$8,750	$2,952	$1,352,167	$471		$1,182			$1,380,534
Kelly G. Maguire	$15,012	$11,500		$651,083	$408		$1,182			$679,185
Jason Hibbs										0
Todd R. Gander	$15,012	$11,500		$391,667	$314		$1,182			$419,675
Mark L. Zoeller	$15,012	$11,500		$423,117	$377		$1,182			$451,188

(5) Each of Messrs. Pearce, Maguire, Gander and Zoeller received a severance payment in exchange for a release of claims in favor of the Company, as further described below in the section entitled “Potential Payments Upon Termination of Employment or Change in Control”.
(6) Each of Messrs. Corley and Dolson received a one-time award of $1,250,000 in respect of the cancellation of their Profits Interests, which is payable in four equal installments on October 27, 2014 and each of the next three anniversaries thereof.
(7) Reflects amounts Mr. Brickman received under his advisory agreements for the portion of 2014 prior to the consummation of the Transaction.

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Grants of Plan-Based Awards

The following table sets forth certain information for plan-based awards granted to each of the Company’s NEOs for the fiscal year ended December 31, 2014.

Named Executive Officers	Grant Date	All Other Option Awards: Number of Shares of Stock Underlying Options (#)(1)	Exercise Price of Options ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
James R. Brickman	10/27/2014	500,000	7.49	7.28	1,441,000
John Jason Corley
Jed Dolson
Scott H. Pearce
Kelly G. Maguire
Jason Hibbs
Todd R. Gander
Mark L. Zoeller

(1)	On October 27, 2014, Mr. Brickman was granted stock options to purchase 500,000 shares of the Company’s common stock, which vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant.
(2)	Reflects the grant date fair value of Mr. Brickman’s stock options calculated in accordance with FASB ASC Topic 718.

Narrative Accompanying Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

In connection with the consummation of the Transaction, the Company entered into an employment agreement with each of Messrs. Brickman, Corley and Dolson, as described below.

James R. Brickman

James R. Brickman entered into the Brickman Employment Agreement, pursuant to which Mr. Brickman serves as the Chief Executive Officer of the Company and as a member of the Board. The initial term of the Brickman Employment Agreement is five years. Mr. Brickman’s annual base salary is $1.4 million. He is eligible to receive an annual bonus with a target award equal to 100% of his base salary contingent upon the achievement of performance goals, such as EBITDA targets, approved by the Board. In addition, Mr. Brickman received a one-time award of 500,000 stock options, which award will vest in five substantially equal installments on each of the first five anniversaries of the date of grant. The specific terms and conditions relating to Mr. Brickman’s stock options are set forth in an award agreement between the Company and Mr. Brickman.

John Jason Corley

John Jason Corley entered into an employment agreement with the Company (the “Corley Employment Agreement”), pursuant to which Mr. Corley serves as the Chief Operating Officer of the Company. The initial term of the Corley Employment Agreement is three years. Mr. Corley’s annual base salary is $300,000. He is eligible to receive an annual bonus with a target award equal to 100% of his base salary contingent upon the achievement of performance goals, such as EBITDA targets, approved by the Board. Under the Corley Employment Agreement, in exchange for the cancellation of his Profits Interests, Mr. Corley became entitled to receive a one-time award of $1,250,000, payable in a combination of cash and shares of Common Stock, which award will vest in four substantially equal installments on the date the Transaction is consummated and each of the next three anniversaries thereof, subject to Mr. Corley’s continued employment with the Company.

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Jed Dolson

Jed Dolson entered into an employment agreement with the Company (the “Dolson Employment Agreement”), pursuant to which Mr. Dolson serves as the Head of Land Acquisition and Development of the Company. The initial term of the Dolson Employment Agreement is three years. Mr. Dolson’s annual base salary is $300,000. He is eligible to receive an annual bonus with a target award equal to 100% of his base salary contingent upon the achievement of performance goals, such as EBITDA targets, approved by the Board. Under the Dolson Employment Agreement, in exchange for the cancellation of his Profits Interests, Mr. Dolson became entitled to receive a one-time award of $1,250,000, payable in a combination of cash and shares of Common Stock, which award will vest in four substantially equal installments on the date the Transaction is consummated and each of the next three anniversaries thereof, subject to Mr. Dolson’s continued employment with the Company. Mr. Dolson is also eligible to receive a car, cell phone and toll road allowance.

James R. Brickman Stock Options

In connection with the consummation of the Transaction on October 27, 2014, the Company entered into a stock option agreement with Mr. Brickman, pursuant to which Mr. Brickman received a one-time award of stock options to purchase 500,000 shares of the Company’s common stock. The stock option has a per share exercise price equal to $7.4861, which is based on the weighted average price of the Company’s common stock for the five trading days immediately prior to the date of grant. Subject to Mr. Brickman’s continued employment, the stock option will vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant. In the event that Mr. Brickman’s employment is terminated by the Company without cause, any unvested portion of the stock option will vest and become exercisable as of the date of such termination. The stock options granted to Mr. Brickman were not granted under the 2014 Equity Plan but are subject to the terms of the 2014 Equity Plan and the stock option agreement.

Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan

In connection with the consummation of the Transaction, the Company adopted the 2014 Equity Plan, as described below.

Purpose. The purpose of the 2014 Equity Plan is to provide a means for the Company and its affiliates to attract and retain key personnel and to provide a means whereby current and prospective directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the Company’s Common Stock, thereby strengthening their commitment to the welfare of the Company and aligning their interests with those of the Company’s stockholders. The 2014 Equity Plan will terminate automatically on October 17, 2024. No awards will be granted under the 2014 Equity Plan after that date, but awards granted prior to that date may extend beyond that date.

Awards. Under the 2014 Equity Plan, awards of stock options, including both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, other stock-based awards and performance compensation awards may be granted. The maximum number of shares of the Company’s Common Stock that is authorized and reserved for issuance under the 2014 Equity Plan is 2,350,956, subject to adjustment for certain corporate events or changes in the Company’s capital structure.

Eligibility. In general, the Company’s employees, consultants and directors and those of the Company’s affiliates, as well as those reasonably expected to become the Company’s employees, consultants and directors, or those of the Company’s affiliates, are eligible for awards under the 2014 Equity Plan, provided that incentive stock options may be granted only to employees. A written agreement between the Company and each participant will evidence the terms of each award granted under the 2014 Equity Plan.

Shares Subject to the 2014 Equity Plan. The shares that may be issued pursuant to awards are shares of Common Stock and the maximum aggregate amount of Common Stock which may be issued upon exercise of all awards under the 2014 Equity Plan, including incentive stock options, may not exceed 2,350,956, subject to adjustment to reflect certain corporate transactions or changes in the Company’s capital structure. If any award under the 2014 Equity Plan expires or otherwise terminates, in whole or in part, without having been exercised in full, the Common Stock withheld from issuance under that award will become available for future issuance under the plan. If shares issued under the 2014 Equity Plan are reacquired by the Company pursuant to the terms of any forfeiture provision, those shares will become available for future awards under the plan. Awards that can only be settled in cash will not be treated as shares of Common Stock granted for purposes of the 2014 Equity Plan. The maximum amount that can be paid to any single participant in any one calendar year pursuant to a cash bonus award under the 2014 Equity Plan is $2,000,000.

Administration. The Compensation Committee of the Company will administer the 2014 Equity Plan following the consummation of the Acquisition. Among other responsibilities, the Compensation Committee will select participants from among the

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eligible individuals, determine the number of shares of Common Stock that will be subject to each award and determine the terms and conditions of each award, including exercise price, methods of payment and vesting schedules. In general, the Board may amend, alter, suspend, discontinue, or terminate the 2014 Equity Plan or any portion thereof at any time.

Adjustments in Capitalization. In general, in the event of (i) any dividend or other distribution (whether in the form of cash, stock or other securities or property), stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other similar corporate transaction or event (including, without limitation, a “change in control” (as defined in the 2014 Equity Plan)) that affects the Common Stock, or (ii) certain unusual or nonrecurring events (including, without limitation, a change in control), appropriate equitable adjustments or substitutions (as determined by the Compensation Committee) will be made to the various limits under, and the terms of, the 2014 Equity Plan and the awards granted thereunder, including the maximum number of shares of Common Stock reserved under the 2014 Equity Plan, the price or kind of other securities or other consideration subject to awards or any applicable performance measures (e.g., performance criteria), to the extent necessary to preserve the economic intent of the award. In addition, the Compensation Committee may cancel outstanding awards and cause participants to receive, in cash, stock, other securities or property, or a combination thereof, the value of the awards.

Change in Control. In the event of a “change in control,” the Compensation Committee may generally provide for one or more of the following: (i) that all options and stock appreciation rights subject to an award will become fully vested and immediately exercisable, (ii) that any restricted period imposed upon restricted awards will expire immediately, and (iii) that participants will receive partial or full payment for outstanding performance awards.

Nontransferability. In general, each award granted under the 2014 Equity Plan may be exercisable only by a participant during the participant’s lifetime or, if permissible under applicable law, by the participant’s legal guardian or representative. Except in very limited circumstances, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us. However, the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

No Rights as a Stockholder. In general, except as otherwise provided in the 2014 Equity Plan or any award agreement thereunder, no person who receives an award under the plan will be entitled to the privileges of a stockholder until the shares covered by such award have been issued or delivered to that person.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards for the Company’s NEOs as of December 31, 2014.

	Option awards
Named Executive Officers	Number of Shares Underlying Unexercised Options Exercisable (#)(1)	Number of Shares Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Sh)	Option Expiration Date
James R. Brickman		500,000	7.49	10/27/2024
John Jason Corley
Jed Dolson
Scott H. Pearce
Kelly G. Maguire
Jason Hibbs
Todd R. Gander
Mark L. Zoeller

(1)	On October 27, 2014, Mr. Brickman was granted stock options to purchase 500,000 shares of the Company’s common stock, which vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant.

Option Exercises and Stock Vested

None of the Company’s NEOs exercised any stock options or held any stock awards that became vested during the fiscal year ended December 31, 2014.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not provide defined benefit pension benefits or non-qualified deferred compensation.

Potential Payments Upon Termination of Employment or Change in Control

The Company’s current NEOs are eligible for severance as set forth in their respective employment agreements, as described in the following narrative and illustrated in the accompanying table below.

James R. Brickman

In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as will be defined in the Brickman Employment Agreement) or Mr. Brickman’s resignation for Good Reason (as will be defined in the Brickman Employment Agreement), subject to Mr. Brickman’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Brickman with severance in an amount equal to two times (x) his base salary plus (y) his target bonus. Mr. Brickman will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Brickman is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

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John Jason Corley

In the event that Mr. Corley’s employment is terminated by the Company without Cause (as will be defined in the Corley Employment Agreement) or Mr. Corley’s resignation for Good Reason (as will be defined in the Corley Employment Agreement), subject to Mr. Corley’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Corley with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus for the year preceding the year of termination. Mr. Corley will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Corley is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Jed Dolson

In the event that Mr. Dolson’s employment is terminated by the Company without Cause (as will be defined in the Dolson Employment Agreement) or Mr. Dolson’s resignation for Good Reason (as will be defined in the Dolson Employment Agreement), subject to Mr. Dolson’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Dolson with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus for the year preceding the year of termination. Mr. Dolson will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Dolson is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

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Assuming a termination of employment occurred as of December 31, 2014, each of Messrs. Brickman, Corley and Dolson would be entitled to receive the payment and benefits set forth in the following table.

	James R. Brickman	John Jason Corley	Jed Dolson
Termination by the Company without Cause/Resignation by Executive for Good Reason

● A cash severance payment equal to $2,800,000, calculated as two times (2x) the sum (i) base salary ($1,400,000) plus (ii) target bonus ($1,400,000).

● Full acceleration of outstanding stock options on a termination without Cause only.(1)

		● A cash severance payment equal to $900,000, calculated as one and one-half times (1.5x) the sum (i) base salary ($300,000) plus (ii) bonus for prior year ($300,000 assuming achievement at target).	● A cash severance payment equal to $900,000, calculated as one and one-half times (1.5x) the sum (i) base salary ($300,000) plus (ii) bonus for prior year ($300,000 assuming achievement at target).
Termination by the Company for Cause/Resignation by Executive without Good Reason	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.
Death/Disability	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.
Expiration of Term	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.

(1)	Based on the closing price per share of the Company’s common stock as of December 31, 2014 equal to $8.20, the value of the acceleration of Mr. Brickman’s stock options would have been equal to approximately $355,000.

Scott H. Pearce, Kelly G. Maguire, Todd R. Gander and Mark L. Zoeller

The employment of certain of the Company’s NEOs actually terminated during 2014 in connection with the Transaction and in contemplation of such terminations, during the first quarter of 2014, the Company entered into agreements with each of Messrs. Pearce, Maguire, Gander and Zoeller, pursuant to which the Company agreed to make certain payments to each of these NEOs in exchange for a release of claims in favor of the Company and agreement to certain restrictive covenants, including confidentiality, non-solicitation of employees and non-disparagement restrictions. These agreements and the payments and benefits provided thereunder are intended to represent severance payments to the NEOs in lieu of the payments they would have been entitled to receive, upon termination of employment, under their individual employment arrangements and the Company’s Change of Control Plan. Pursuant to the agreements, the Company made the following cash payments to each of the applicable NEOs in a lump sum during the first quarter of 2014: $1,352,167 to Mr. Pearce; $651,083 to Mr. Maguire; $391,667 to Mr. Gander and $423,117 to Mr. Zoeller.

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DIRECTOR COMPENSATION INFORMATION

For 2014, non-employee members of the Company’s board of directors received compensation in the forms of annual cash retainers and meetings fees as set forth in the following table:

Name(1)	Fees Earned or Paid in Cash ($)	Total ($)
David Einhorn	33,904	33,904
James R. Brickman	-	-
Harry Brandler	8,904	8,904
Kathleen Olsen	10,685	10,685
Richard Press	8,904	8,904
John R. Farris	8,904	8,904
Elizabeth K. Blake	53,154	53,154
Scott H. Pearce	-	-
Richard I. Jaffee	28,000	28,000
John D. March	32,500	32,500
Ernest J. Sampias	49,000	49,000
Mark W. Wong	98,000	98,000

(1)           Scott H Pearce, Mark Wong, Richard Jaffee, John March and Ernest Sampias resigned as members of the Company’s board of directors effective October 27, 2014 in connection with the consummation of the Transaction. Effective as of the same date, James Brickman, Harry Brandler, Kathleen Olsen, Richard Press and John Farris commenced service as members of the Company’s board of directors.

In connection with the completion of the Transaction, the Company instituted a new compensation program for its directors, pursuant to which directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors. All non-employee directors receive an annual retainer payable in cash equal to $50,000. In addition, other than Mr. Einhorn and Mr. Brandler, each non-employee director will receive restricted stock with an aggregate grant date value equal to $50,000, which vests on the first anniversary of the grant date, subject to the director’s continued service, or, if earlier, upon such director’s death. In addition, the Chairman of the Audit Committee receives an additional annual retainer equal to $10,000, which is payable in cash. Mr. Brickman does not receive any additional compensation for his service as a director.

Prior to the completion of the Transaction, under the Company’s prior compensation program for directors, directors who were also full-time officers or employees of the Company received no additional compensation for serving as directors. All non-employee directors received an annual retainer of $30,000, with the exception of Mr. Wong, whose compensation as Chairman of the Board was determined annually by the other non-employee directors. Mr. Wong’s 2014 retainer was $120,000. Each non-employee director, other than Mr. Wong, also received a fee of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended, if such committee meeting was held on a day different from that of a Board meeting. In addition, the Chairman of the Audit Committee received an annual retainer of $15,000 and the Chairman of the Governance and Nominating Committee received an annual retainer of $7,500.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the Nasdaq. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2014 on a timely basis.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued as of December 31, 2014 under the Plan, which is our only existing equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	2,350,956
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	2,350,956

REVIEW AND APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Management of Green Brick is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Green Brick than could be obtained in a comparable arms-length transaction with an unrelated third party.

TRANSACTIONS WITH RELATED PERSONS

During 2014, the Company had related party transactions through the normal course of business. These transactions include the following:

Through November 2014, the Company leased its Dallas, Texas headquarters on a month-to-month basis from family members of Mr. Brickman. During 2014, 2013 and 2012, the Company paid rent of $13,913, $28,137, and $18,000, respectively under this agreement.

Through the Transaction date, the Company paid a quarterly management fee to Mr. Brickman calculated at .375% of cumulative capital contributions of certain members of Builder Finance at the end of each quarter. During 2014, 2013 and 2012, the Company incurred $1.3 million, $1.0 million, and $0.6 million, respectively of expenses from this arrangement.

On October 27, 2014, in connection with the Transaction, the Company entered into a loan agreement, a guaranty and a pledge and security agreement with certain funds and accounts managed by Greenlight, our largest shareholder. Greenlight beneficially owns approximately 49.9% of the voting power of the Company. The loan agreement provides for a five year term loan facility in an aggregate principal amount of $150.0 million which funded part of the Transaction (the “Term Loan Facility”). Certain subsidiaries of the Company guarantee obligations under the Term Loan Facility pursuant to the guaranty. The Term Loan Facility bears interest at 9.0% per annum, payable quarterly, from October 27, 2014 through the first anniversary thereof and 10.0% per annum thereafter. The total Term Loan Facility, including accrued interest, payable at December 31, 2014 was approximately $152.4 million. During the year ended December 31, 2014, the Company incurred and capitalized interest costs of $2.4 million under the Term Loan Facility.

Trevor Brickman, the son of Mr. Brickman, is an employee of our subsidiary, Centre Living Homes LLC. During 2014, compensation paid to Mr. Trevor Brickman totaled approximately $85,345.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

In order for an item of business or a nomination for election of a director proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item, our Bylaws require that the stockholder give written notice to our Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice must specify certain information concerning the

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stockholder and the item of business or the nominee, as the case may be, proposed to be brought before the meeting. The notice must be received by our Secretary not less than 90 nor more than 120 calendar days before the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary, notice by the stockholder must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, assuming the date of the 2016 annual meeting of stockholders is between April 28, 2016 and July 27, 2016, proper notice of a stockholder proposal or nomination must be received by us no earlier than January 29, 2016 and no later than the close of business on February 28, 2016.

Proposals intended to be included in the Company’s proxy materials for the 2016 annual meeting of stockholders must be received by the Company’s Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, on or before December 24, 2015. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

2014 FORM 10-K

Our 2014 Form 10-K, including financial statements for the year ended December 31, 2014, is available on the Internet at www.greenbrickpartners.com. Stockholders who wish to obtain a paper copy of our 2014 Form 10-K may do so without charge by writing to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Green Brick.

Richard A. Costello Chief Financial Officer, Treasurer and Secretary

Green Brick Partners, Inc.

2805 Dallas Parkway, Suite 400

Plano, TX 75093

Dated: April 22, 2015

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GREEN BRICK PARTNERS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P O BOX 1342
Brentwood, NY 11717

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees**

01 James R. Brickman
02 Harry Brandler
03 Elizabeth K. Blake
04 David Einhorn
05 Kathleen Olsen
06 Richard Press
07 John R. Farris

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | | For | Against | Abstain |
|---|---|---|---|---|
| 2 | To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |
| 3 | To ratify the appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm of the Company to serve for the 2015 fiscal year. | ☐ | ☐ | ☐ |

**NOTE:** Any other matters that may come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000245426_1 R1.0.0.51160

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Form 10-K, Notice, Proxy Statement is/are available at www.proxyvote.com .

**GREEN BRICK PARTNERS, INC.**
**Annual Meeting of Stockholders**
**May 28, 2015 10:00 A.M.**
**This proxy is solicited by the Board of Directors.**

The Stockholder(s) hereby appoints James R. Brickman and Richard A. Costello, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GREEN BRICK PARTNERS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., CDT on May 28, 2015, at the Corporate Offices of Green Brick Partners, Inc. at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

0000245426_2 R1.0.0.51160